SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

EXCO Resources, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

269279402

(CUSIP Number)

Paul Rivett

President

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

May 31, 2017

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 215,846,379

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 215,846,379

11	Aggregate Amount Beneficially Owned by Each Reporting Person 215,846,379

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 45.8%*

14	Type of Reporting Person IN

*                                         Based upon information provided in EXCO’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 (the “Form 10-Q”), EXCO had 283,412,228 shares of Common Stock outstanding. All calculations of percentage ownership in this Schedule 13D are based on a total of 471,661,295 shares of Common Stock outstanding, which is the sum of (a) 283,412,228 shares of Common Stock as set forth in the Form 10-Q plus (b) 188,249,067 shares of Common Stock, representing all of the Fairfax Warrants deemed to be outstanding for the purpose of calculating percentage ownership.

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 215,787,979

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 215,787,979

11	Aggregate Amount Beneficially Owned by Each Reporting Person 215,787,979

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 45.8%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 215,787,979

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 215,787,979

11	Aggregate Amount Beneficially Owned by Each Reporting Person 215,787,979

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 45.8%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 215,846,379

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 215,846,379

11	Aggregate Amount Beneficially Owned by Each Reporting Person 215,846,379

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 45.8%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 215,787,979

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 215,787,979

11	Aggregate Amount Beneficially Owned by Each Reporting Person 215,787,979

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 45.8%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 194,851,585

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 194,851,585

11	Aggregate Amount Beneficially Owned by Each Reporting Person 194,851,585

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 41.3%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 1,608,565

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 1,608,565

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,608,565

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 1,608,565

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 1,608,565

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,608,565

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 100,467,690

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 100,467,690

11	Aggregate Amount Beneficially Owned by Each Reporting Person 100,467,690

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 21.3%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 9,104,332

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 9,104,332

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,104,332

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.9%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY (U.S. entity)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 9,104,332

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 9,104,332

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,104,332

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.9%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 16,123,465

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 16,123,465

11	Aggregate Amount Beneficially Owned by Each Reporting Person 16,123,465

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.4%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 73,449,933

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 73,449,933

11	Aggregate Amount Beneficially Owned by Each Reporting Person 73,449,933

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 15.6%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY RE HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 73,449,933

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 73,449,933

11	Aggregate Amount Beneficially Owned by Each Reporting Person 73,449,933

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 15.6%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 73,449,933

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 73,449,933

11	Aggregate Amount Beneficially Owned by Each Reporting Person 73,449,933

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 15.6%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER SELECT INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 13,016,647

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 13,016,647

11	Aggregate Amount Beneficially Owned by Each Reporting Person 13,016,647

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.8%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 6,108,778

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 6,108,778

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,108,778

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 6,108,778

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 6,108,778

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,108,778

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 1,789,960

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 1,789,960

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,789,960

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 1,789,960

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 1,789,960

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,789,960

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (HOLDINGS) LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 8,722,507

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 8,722,507

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,722,507

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.8%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (NO. 3) LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 8,722,507

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 8,722,507

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,722,507

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.8%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 51,726,899

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 51,726,899

11	Aggregate Amount Beneficially Owned by Each Reporting Person 51,726,899

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 11.0%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FEDERATED INSURANCE COMPANY OF CANADA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 9,651,572

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 9,651,572

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,651,572

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.0%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 42,075,327

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 42,075,327

11	Aggregate Amount Beneficially Owned by Each Reporting Person 42,075,327

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 8.9%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE PERSONAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 1,884,169

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 1,884,169

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,884,169

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY (Canadian entity)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 518,147

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 518,147

11	Aggregate Amount Beneficially Owned by Each Reporting Person 518,147

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 27,182,231

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 27,182,231

11	Aggregate Amount Beneficially Owned by Each Reporting Person 27,182,231

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.8%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 27,182,231

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 27,182,231

11	Aggregate Amount Beneficially Owned by Each Reporting Person 27,182,231

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.8%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT SYNDICATES LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 22,477,047

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 22,477,047

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,477,047

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.8%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE (GIBRALTAR) PCC LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 4,705,184

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 4,705,184

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,705,184

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 13,866,200

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 13,866,200

11	Aggregate Amount Beneficially Owned by Each Reporting Person 13,866,200

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.9%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE (BARBADOS) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 235,521

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 235,521

11	Aggregate Amount Beneficially Owned by Each Reporting Person 235,521

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 269279402		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) WENTWORTH INSURANCE COMPANY LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 13,630,679

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 13,630,679

11	Aggregate Amount Beneficially Owned by Each Reporting Person 13,630,679

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.9%

14	Type of Reporting Person CO

Item 1.                                                         Security and Issuer.

The class of securities to which this statement relates is the Common Stock of EXCO Resources, Inc. (“EXCO”), par value $0.001 per share (the “Common Stock”). The address of the principal executive office of EXCO is 12377 Merit Drive, Suite 1700 LB 82, Dallas, Texas 75251.

Item 2.                                                         Identity and Background.

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.              V. Prem Watsa, an individual, is a citizen of Canada and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited. Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2.              1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa. The principal business of 1109519 is as an investment holding company. The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

3.              The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa. The principal business of Sixty Two is as an investment holding company. The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia V6C 3L3;

4.              810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa. The principal business of 810679 is as an investment holding company. The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

5.              Fairfax Financial Holdings Limited (“Fairfax” and, together with its subsidiaries, the “Fairfax Group of Companies”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. Fairfax is a financial services holding company. The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

6.              FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, is a holding company. The principal business and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.              RiverStone Holdings Limited (“RiverStone Holdings”), a company incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of RiverStone Holdings is 161-163 Preston Road, Brighton, BN1 6AU, England;

8.              RiverStone Insurance Limited (“RiverStone”), a company incorporated under the laws of England and Wales, is an insurance and reinsurance company. The principal business address and principal office address of RiverStone is 161-163 Preston Road, Brighton, BN1 6AU, England;

9.              Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

10.       Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California 91367-5021;

11.       Zenith Insurance Company (U.S. entity) (“Zenith US”), a corporation incorporated under the laws of California, is a workers’ compensation insurance company. The principal business address and principal office address of Zenith US is 21255 Califa Street, Woodland Hills, California 91367-5021;

12.       TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California, is a property/casualty insurance company. The principal business and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

13.       Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business and principal office address of Odyssey is 300 First Stamford Place, Stamford, Connecticut 06902;

14.       Odyssey Re Holdings Corp. (“Odyssey Re”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business and principal office address of Odyssey Re is 300 First Stamford Place, Stamford, Connecticut 06902;

15.       Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a reinsurance company. The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

16.       Clearwater Select Insurance Company (“Clearwater Select”), a corporation incorporated under the laws of Connecticut, is a reinsurance company. The principal business address and principal office address of Clearwater Select is 300 First Stamford Place, Stamford, Connecticut 06902;

17.       Newline Holdings UK Limited (“Newline UK”), a company incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of Newline UK is Corn Exchange, 55 Mark Lane, London EC3R 7NE England;

18.       Newline Corporate Name Limited (“Newline”), a company incorporated under the laws of England and Wales, is a corporate member of Lloyd’s (and the sole capital provider to Newline Syndicate 1218 at Lloyd’s). The principal business address and principal office address of Newline is Corn Exchange, 55 Mark Lane, London EC3R 7NE England;

19.       Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, New Jersey 07962;

20.       United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is a property/casualty insurance company. The principal business and principal office address of US Fire is 305 Madison Ave., Morristown, New Jersey 07962;

21.       Advent Capital (Holdings) LTD. (“Advent”), a company incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of Advent is 2 Minster Court, Mincing Lane, London EC3R 7BB, England;

22.       Advent Capital (No. 3) Ltd (“Advent No. 3”), a company incorporated under the laws of England and Wales, is a corporate member of Lloyd’s. The principal business address and principal office address of Advent No. 3 is 2 Minster Court, Mincing Lane, London EC3R 7BB, England;

23.       Northbridge Financial Corporation (“NFC”), a corporation incorporated under the laws of Canada, is a holding company. The principal business address and principal office address of NFC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9;

24.       Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada, is a property/casualty insurance company. The principal business and principal office address of Federated is 255 Commerce Drive, PO Box 5800, Winnipeg MB R3C 3C9;

25.       Northbridge General Insurance Corporation (“Northbridge General”), a corporation incorporated under the laws of Canada, is a property/casualty insurance company. The principal business address and principal office address of Northbridge General is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario M5H 1P9;

26.       Northbridge Personal Insurance Corporation (“Northbridge Personal”), a corporation incorporated under the laws of Canada, is a property/casualty insurance company. The principal business address and principal office address of Northbridge Personal is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario M5H 1P9;

27.       Zenith Insurance Company (Canadian entity) (“Zenith Canada”), a corporation incorporated under the laws of Canada, is a property/casualty insurance company. The principal business address and principal office address of Zenith Canada is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario M5H 1P9;

28.       Brit Limited (“Brit”), a company incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, England;

29.       Brit Insurance Holdings Limited (“Brit Holdings”), a company incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of Brit Holdings is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, England;

30.       Brit Syndicates Limited (“Brit Syndicates”), a company incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of Brit Syndicates is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, England;

31.       Brit Insurance (Gibraltar) PCC Limited (“Brit Gibraltar”), a company incorporated under the laws of Gibraltar, is a reinsurance company. The principal business address and principal office address of Brit Gibraltar is Suite 3C, Eurolife Building, 1 Corral Road, Gibraltar;

32.       Fairfax (Barbados) International Corp. (“FBIC”), a corporation established under the laws of Barbados, is an investment holding company. The principal business and principal office address of FBIC is Worthing Corporate Centre, Worthing, Christ Church, Barbados BB15008;

33.       TIG Insurance (Barbados) Limited (“TIG Barbados”), a corporation established under the laws of Barbados, is a reinsurance company. The principal business and principal office address of TIG Barbados is Pine Commercial Centre, #12 Pine Commercial, The Pine, St. Michael BB11103, Barbados; and

34.       Wentworth Insurance Company Ltd. (“Wentworth”), a corporation established under the laws of Barbados, is a reinsurance company. The principal business and principal office address of Wentworth is Pine Commercial Centre, #12 Pine Commercial, The Pine, St. Michael BB11103, Barbados.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, FFHL, RiverStone Holdings, RiverStone, Fairfax US, ZNIC, Zenith US, TIG, Odyssey, Odyssey Re, Odyssey Reinsurance, Clearwater Select, Newline UK, Newline, Crum & Forster, US Fire, Advent, Advent No. 3, NFC, Federated, Northbridge General, Northbridge Personal, Zenith Canada, Brit, Brit Holdings, Brit Syndicates, Brit Gibraltar, FBIC, TIG Barbados or Wentworth that it is the beneficial owner of the Common Shares referred to herein for purposes of Section

13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, and GG as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Common Shares.

During the last five years, none of the Reporting Persons, and to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.                                                         Source and Amount of Funds or Other Consideration.

The source of funds for the purchase of the Common Stock beneficially owned by the Reporting Persons other than as described below in this Item 3 of Schedule 13D, was cash on hand from existing investment portfolios.

In connection with the purchase of the 1.5 Lien Notes, as described in Item 6 of this Schedule 13D, certain of the Reporting Persons received the Fairfax 1.5 Lien Notes Warrants and the Fairfax Commitment Fee Warrants.

In connection with the Second Lien Term Loan Exchange, as described in Item 6 of this Schedule 13D, certain of the Reporting Persons received the Fairfax Amendment Fee Warrants as a consent fee for agreeing to certain amendments to the agreements governing the Exchange Term Loan.

Item 4.                                                         Purpose of Transaction.

The Reporting Persons acquired the Common Stock for investment purposes. One or more entities within the Fairfax Group of Companies, including one or more of the Reporting Persons, may determine to purchase additional securities of EXCO in the open market or otherwise, depending upon price, market conditions, availability of funds, evaluation of alternative investments and other factors. While none of the Reporting Persons has any present plans to sell any Common Stock or other securities of EXCO, one or more of them could determine, based upon the same set of factors listed above with respect to purchases, to sell some or all of such securities. The Reporting Persons have no intention to effect any of the transactions specified in Item 4 of Schedule 13D.

Item 5.                                                         Interest in Securities of the Issuer.

(a)         Based on the most recent information available, the aggregate number and percentage of the Common Stock (the securities identified pursuant to Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

(b)         Except as described below, the numbers of Common Stock as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

To the best knowledge of the Reporting Persons, the following person beneficially owns the following amount of Common Stock and has sole voting power and sole dispositive power with respect to such Common Stock:

David Bonham	1,000

(c)          Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF or GG beneficially owns, or has acquired or disposed of, any Common Stock during the last 60 days.

(d)         No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Common Stock held by the Reporting Persons other than each of the Reporting Persons.

(e)          Not applicable.

Item 6.                                                         Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

On March 15, 2017, EXCO entered into a series of agreements as described in the Current Report on Form 8-K filed by EXCO on that date (the “Form 8-K”, with capitalized terms used below not defined herein having the meanings ascribed to them in the Form 8-K), in connection with certain refinancing transactions. Pursuant to these refinancing transactions, EXCO issued to certain of the Reporting Persons warrants representing the right to purchase an aggregate 188,249,067 shares of Common Stock.

1.5 Lien Notes Offering

On March 15, 2017, EXCO entered into a Purchase Agreement, dated as of March 15, 2017 (the “Note Purchase Agreement”) by and among EXCO, the subsidiary guarantors named therein and certain of the Reporting Persons and other purchasers named therein (the “Purchasers”), pursuant to which EXCO issued for cash to the Purchasers $300.0 million in aggregate principal amount of 8.0% / 11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022 (the “1.5 Lien Notes”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The Note Purchase Agreement contains customary representations and warranties by EXCO and the Purchasers and customary indemnification obligations of EXCO and the subsidiary guarantors named therein to the Purchasers. In connection with the issuance of the 1.5 Lien Notes, certain of the Reporting Persons were issued the right to purchase an aggregate of 162,365,599 shares of EXCO’s common stock, par value $0.001 per share, at an exercise price of $0.93 per share (representing a 33.3% premium to the trailing 30-day volume weighted average price of the Common Stock ending on February 28, 2017) (the “Fairfax 1.5 Lien Notes Warrants”).

Backstop Commitment Fee Election Letter

On March 15, 2017, EXCO issued the Commitment Parties, including certain of the Reporting Persons, as parties who agreed to backstop the offering of the 1.5 Lien Notes, a backstop commitment fee of 3% of the aggregate principal amount of the 1.5 Lien Notes in the form of either (i) warrants representing the right to purchase an aggregate 6,471,433 shares of Common Stock at an exercise price of $0.01 per share (with the per share value of the Common Stock based on $0.70, which was the 30 day volume weighted average price of the Common Stock ending on February 28, 2017) or (ii) an aggregate of approximately $4.5 million in cash. The backstop commitment fee was paid in connection with a Backstop Commitment Fee Election Letter and Preemptive Right (each, a “Backstop Fee Letter”) with each of the Commitment Parties, pursuant to which the Commitment Parties each made an election to receive the backstop fee in the form of Commitment Fee Warrants or cash. Certain of the Reporting Persons received the right to purchase an aggregate of 6,471,433  shares of EXCO’s common stock, par value $0.001 per share, at an exercise price of $0.93 per share (representing a 33.3% premium to the trailing 30-day volume weighted average price of the Common Stock ending on February 28, 2017) (the “Fairfax Commitment Fee Warrants”).

1.75 Lien Term Loan Credit Agreement

In connection with the offering of the 1.5 Lien Notes, on March 15, 2017, EXCO completed the Second Lien Term Loan Exchange pursuant to the Exchange Agreement. Under the terms of the Second Lien Term Loan Exchange, each exchanging Second Lien Term Loan lender received $1,000 in aggregate principal amount of 1.75 Lien Term Loans for every $1,000 in aggregate principal amount of Second Lien Term Loans tendered by such exchanging lender. In addition, EXCO issued the exchanging Second Lien Term Loan lenders, including certain of the Reporting Persons, at their election, either (i) warrants representing the right to purchase an aggregate 19,833,077 shares of Common Stock at an exercise price of $0.01 per share (the “Amendment Fee Warrants”) or (ii) approximately $8.6 million in cash as a consent fee for agreeing to certain amendments to the agreements governing the Exchange Term Loan. Certain of the Reporting Persons received Amendment Fee Warrants representing the right to purchase an aggregate of 19,412,035 shares of Common Stock (the “Fairfax Amendment Fee Warrants”).

In addition, pursuant to the terms of the Second Lien Term Loan Exchange, each exchanging lender of the Exchange Term Loan consented to the entry into an amendment to the agreement governing the Exchange Term Loan to eliminate substantially all of the covenants and events of default included therein (the “Exchange Term Loan Amendment”).

As part of the refinancing transactions, certain of the Reporting Persons entered into the 1.75 Lien Term Loan Credit Agreement with EXCO and other parties.  Pursuant to the 1.75 Lien Term Loan Credit Agreement, interest accrues at a cash interest rate of 12.5% per annum and interest will be payable March 20, June 20, September 20 and December 20 of each year, commencing on June 20, 2017.

The Fairfax Warrants

The Fairfax 1.5 Lien Notes Warrants, Fairfax Commitment Fee Warrants and Fairfax Amendment Fee Warrants are collectively referred to as the “Fairfax Warrants”. The Fairfax Warrants represent the right to purchase 188,249,067 shares of Common Stock.

Subject to certain exceptions and limitations, the Fairfax Warrants may not be exercised if, as a result of such exercise, the beneficial ownership of such holder of such Fairfax Warrant or its affiliates and any other person subject to the aggregation with such holder or its affiliates under Section 13(d) and Section 14(d) of the Exchange Act would exceed the Beneficial Ownership Limitation.

Each of the Fairfax Warrants has an exercise term of 5 years from the date that the Requisite Shareholder Approval was obtained and may be exercised by cash or cashless exercise, provided that EXCO may require cashless exercise if the cash exercise of any Fairfax Warrant would negatively impact EXCO’s ability to utilize net operating losses for U.S. federal income tax purposes.

The Fairfax Warrants are subject to an anti-dilution adjustment in the event that EXCO issues shares of Common Stock or Common Stock equivalents at an effective price per share less than the applicable exercise price of the Fairfax Warrants. In addition, the Fairfax Warrants are subject to customary anti-dilution adjustments in the event of stock splits, dividends, subdivisions, combinations, reclassifications and other similar events.

PIK Payments

Each of the Indenture governing the 1.5 Lien Notes and the 1.75 Lien Term Loan Credit Agreement allow EXCO, on the terms and conditions described therein, to make PIK interest payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans, as applicable, in shares of  Common Stock, or, in certain circumstances, additional 1.5 Lien Notes or 1.75 Lien Term Loans, as applicable.

Under the Indenture and the 1.75 Lien Term Loan Credit Agreement, the price of Common Stock for determining PIK payments is based on the trailing 20-day volume weighted average price as at the end of the Determination Date (as defined in the Indenture or the 1.75 Lien Term Loan Credit Agreement, as applicable). EXCO’s ability to make PIK payments in Common Stock under the 1.5 Lien Notes and 1.75 Lien Term Loans is subject to various conditions, including the Beneficial Ownership Limitation.

Registration Rights Agreement

Simultaneously with the closing of the refinancing transactions, EXCO entered into the Registration Rights Agreement with certain of the Reporting Persons and other parties, pursuant to which EXCO agreed, upon certain terms and conditions, to register the resale of the Common Stock underlying the Fairfax Warrants by September 10, 2017. In addition, the Registration Rights Agreement provides certain incidental “piggy-back” registration rights, which generally allow the holders of the Fairfax Warrants to participate in registered offerings of EXCO’s Common Stock that are initiated by EXCO or on behalf of other holders of EXCO’s securities.

The foregoing descriptions of the Note Purchase Agreement, the Backstop Fee Letters, the Exchange Agreement, the 1.75 Term Loan Credit Agreement, the Exchange Term Loan Amendment, the Fairfax Warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Note Purchase Agreement, the Backstop Fee Letters, the Exchange Agreement, the 1.75 Term Loan Credit Agreement, the Exchange Term Loan Amendment, the Form of Financing Warrant, the Form of Commitment Fee Warrant, the Form of Amendment Fee Warrant, and the Registration Rights Agreement, copies of which are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8 and 10.12, respectively, to the Form 8-K and are incorporated by reference herein.

Item 7.                                                         Material to be Filed as Exhibits.

The following is filed herewith as an exhibit:

Ex. 1:                     Members of filing group

Ex. 2:                     Joint filing agreement dated as of June 9, 2017 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., RiverStone Holdings Limited, RiverStone Insurance Limited, Fairfax (US) Inc., Zenith National Insurance Corp., Zenith Insurance Company (U.S. entity), TIG Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Clearwater Select Insurance Company, Newline Holdings UK Limited, Newline Corporate Name Limited, Crum & Forster Holdings Corp., United States Fire Insurance Company, Advent Capital (Holdings) LTD., Advent Capital (No. 3) Ltd, Northbridge Financial Corporation, Federated Insurance Company of Canada, Northbridge General Insurance Corporation, Northbridge Personal Insurance Corporation, Zenith Insurance Company (Canadian entity), Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited, Brit Insurance (Gibraltar) PCC Limited, Fairfax (Barbados) International Corp., TIG Insurance (Barbados) Limited and Wentworth Insurance Company Ltd.

Ex. 3:                     Power of attorney

Ex. 4:                     Purchase Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc., certain of its subsidiaries, and the purchaser signatories thereto (incorporated by reference to Exhibit 10.1 of the Form 8-K)

Ex. 5:                     Form of Backstop Commitment Fee Election Letter (incorporated by reference to Exhibit 10.2 of the Form 8-K)

Ex. 6:                     Purchase Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc., Hamblin Watsa Investment Counsel Ltd., as administrative agent under the Fairfax Second Lien Credit Agreement, Wilmington Trust, National Association, as administrative agent under the Exchange Second Lien Credit Agreement, and each of the other undersigned parties thereto (incorporated by reference to Exhibit 10.3 of the Form 8-K)

Ex. 7:                     1.75 Lien Term Loan Credit Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc., as borrower, certain subsidiaries of borrower, as guarantors, the lender parties thereto, and Wilmington Trust, National Association, as administrative agent and collateral trustee (incorporated by reference to Exhibit 10.4 of the Form 8-K)

Ex. 8:                     First Amendment to Term Loan Credit Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc., as borrower, certain subsidiaries of borrower, as guarantors, the lender party thereto, and Wilmington Trust, National Association, as administrative agent and collateral trustee (incorporated by reference to Exhibit 10.5 of the Form 8-K)

Ex. 9:                     Form of Financing Warrant (incorporated by reference to Exhibit 10.6 of the Form 8-K)

Ex. 10:                   Form of Commitment Fee Warrant (incorporated by reference to Exhibit 10.7 of the Form 8-K)

Ex. 11:                   Form of Amendment Fee Warrant (incorporated by reference to Exhibit 10.8 of the Form 8-K)

Ex. 12:                   Registration Rights Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc. and the investors specified on the signature pages thereto (incorporated by reference to Exhibit 10.12 of the Form 8-K)

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	V. Prem Watsa

/s/ V. Prem Wasta

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	1109519 Ontario Limited

	By:	/s/ V. Prem Wasta
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Wasta
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	810679 Ontario Limited

	By:	/s/ V. Prem Wasta
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Fairfax Financial Holdings Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	FFHL Group Ltd.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	RiverStone Holdings Limited

	By:	/s/ Nicholas C. Bentley
Name: Nicholas C. Bentley
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	RiverStone Insurance Limited

	By:	/s/ Nicholas C. Bentley
Name: Nicholas C. Bentley
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Fairfax (US) Inc.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Zenith National Insurance Corp.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Zenith Insurance Company (U.S. entity)

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	TIG Insurance Company

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Odyssey US Holdings Inc.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Odyssey Re Holdings Corp.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Odyssey Reinsurance Company

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Clearwater Select Insurance Company

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Newline Holdings UK Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Newline Corporate Name Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Crum & Forster Holdings Corp.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	United States Fire Insurance Company

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Advent Capital (Holdings) LTD.

	By:	/s/ Neil Murdoch Ewing
Name: Neil Murdoch Ewing
Title: Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Advent Capital (No. 3) Ltd

	By:	/s/ Neil Murdoch Ewing
Name: Neil Murdoch Ewing
Title: Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Northbridge Financial Corporation

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Federated Insurance Company of Canada

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Northbridge General Insurance Corporation

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Northbridge Personal Insurance Corporation

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Zenith Insurance Company (Canadian entity)

	By:	/s/ Lori McDougall
Name: Lori McDougall
Title: Chief Corporate Development Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Brit Limited

	By:	/s/ Matthew Wilson
Name: Matthew Wilson
Title: Group Chief Executive Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Brit Insurance Holdings Limited

	By:	/s/ Nigel Meyer
Name: Nigel Meyer
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Brit Syndicates Limited

	By:	/s/ Matthew Wilson
Name: Matthew Wilson
Title: Chief Executive Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Brit Insurance (Gibraltar) PCC Limited

	By:	/s/ Nigel Meyer
Name: Nigel Meyer
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Fairfax (Barbados) International Corp.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	TIG Insurance (Barbados) Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017	Wentworth Insurance Company Ltd.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

Annex Index

Annex	Description

A	Directors and Executive Officers of 1109519 Ontario Limited

B	Directors and Executive Officers of The Sixty Two Investment Company Limited

C	Directors and Executive Officers of 810679 Ontario Limited

D	Directors and Executive Officers of Fairfax Financial Holdings Limited

E	Directors and Executive Officers of FFHL Group Ltd.

F	Directors and Executive Officers of RiverStone Holdings Limited

G	Directors and Executive Officers of RiverStone Insurance Limited

H	Directors and Executive Officers of Fairfax (US) Inc.

I	Directors and Executive Officers of Zenith National Insurance Corp.

J	Directors and Executive Officers of Zenith Insurance Company (U.S. entity)

K	Directors and Executive Officers of TIG Insurance Company

L	Directors and Executive Officers of Odyssey US Holdings Inc.

M	Directors and Executive Officers of Odyssey Re Holdings Corp.

N	Directors and Executive Officers of Odyssey Reinsurance Company

O	Directors and Executive Officers of Clearwater Select Insurance Company

P	Directors and Executive Officers of Newline Holdings UK Limited

Q	Directors and Executive Officers of Newline Corporate Name Limited

R	Directors and Executive Officers of Crum & Forster Holdings Corp.

S	Directors and Executive Officers of United States Fire Insurance Company

T	Directors and Executive Officers of Advent Capital (Holdings) LTD.

U	Directors and Executive Officers of Advent Capital (No. 3) Ltd

V	Directors and Executive Officers of Northbridge Financial Corporation

W	Directors and Executive Officers of Federated Insurance Company of Canada

X	Directors and Executive Officers of Northbridge General Insurance Corporation

Y	Directors and Executive Officers of Northbridge Personal Insurance Corporation

Z	Directors and Executive Officers of Zenith Insurance Company (Canadian entity)

AA	Directors and Executive Officers of Brit Limited

BB	Directors and Executive Officers of Brit Insurance Holdings Limited

CC	Directors and Executive Officers of Brit Syndicates Limited

DD	Directors and Executive Officers of Brit Insurance (Gibraltar) PCC Limited

EE	Directors and Executive Officers of Fairfax (Barbados) International Corp.

FF	Directors and Executive Officers of TIG Insurance (Barbados) Limited

GG	Directors and Executive Officers of Wentworth Insurance Company Ltd.

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

1109519 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 1109519 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President, Secretary and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Assistant Secretary)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF
THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary and Director)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

810679 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 810679 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President, Secretary and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Assistant Secretary)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Anthony F. Griffiths (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Alan D. Horn (Director)	Chairman, Rogers Communications Inc. and President and Chief Executive Officer, Rogers Telecommunications Limited 333 Bloor Street East Toronto, Ontario, M4W 1G9	Canada

Karen L. Jurjevich (Director)	Principal, Branksome Hall and CEO, Branksome Hall Global Branksome Hall 10 Elm Avenue Toronto, Ontario M4W 1N4	Canada

John R. V. Palmer (Director)	Chairman, Toronto Leadership Centre 65 Queen Street West, Suite 1240 Toronto, ON M5H 2M5	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. Brookfield Place, Suite 300 181 Bay Street Toronto, ON M5J 2T3	Canada

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Lauren C. Templeton (Director)	Founder and President, Templeton and Phillips Capital Management LLC 810 Scenic Highway Lookout Mountain, TN, USA 37350	United States

Benjamin Watsa (Director)	Partner and Portfolio Manager, Lissom Investment Management Inc. 77 King Street West, Suite 4545 Toronto, Ontario M5K 1K2	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President, Corporate Affairs and Corporate Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (President)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Vice President and Chief Risk Officer)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Vinodh Loganadhan (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Director)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Group Non-Executive Director)	Chairman, Chief Executive Officer and President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Luke Tanzer (Managing Director)	Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	Australia

Lorna Hemsley (Finance Director)	Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Sarah Garrod (Company Secretary)	Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE INSURANCE LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Insurance Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Group Non-Executive Director)	Chairman, Chief Executive Officer and President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Luke Tanzer (Managing Director)	Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	Australia

Lorna Hemsley (Finance Director)	Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Adrian Masterson (Independent Non-Executive Chairman)	Director, RiverStone Insurance Limited 161-163 Preston Road Brighton, BN1 6AU, England	Ireland

Tom Riddell (Independent Non-Executive Director)	Director, RiverStone Insurance Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Colin J. Czapiewski (Independent Non-Executive Director)	Director, RiverStone Insurance Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Mark Bannister (Operations Director)	Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Sarah Garrod (Company Secretary)	Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Henry W. Edmiston (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

Eric P. Salsberg (Chairman, Vice President and Director)	Chairman, Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Dorothy D. Whitaker (Vice President, Treasurer, Secretary and Director)	Vice President, Director, Treasurer and Secretary, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

Ronald Schokking (Vice President and Assistant Secretary)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael T. Bullen (Assistant Secretary)	Senior International Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH NATIONAL INSURANCE CORP.

The following table sets forth certain information with respect to the directors and executive officers of Zenith National Insurance Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Director)	Chairman, Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, California 91367	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Kari L. Van Gundy (President, Chief Executive Officer and Director)	President, Chief Executive Officer and Director, Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, California 91367	United States

William J. Owen (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, California 91367	United Kingdom, United States

Davidson M. Pattiz (Executive Vice President and Chief Operating Officer)	Executive Vice President and Chief Operating Officer, Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY (U.S. ENTITY)

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company (U.S. entity).

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Director)	Chairman and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Kari L. Van Gundy (President, Chief Executive Officer and Director)	President, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

A. Mary Ames (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Craig C. Thomson (Executive Vice President)	Executive Vice President, Zenith Insurance Company 925 Highland Pointe Drive, Suite 250 Roseville, California 95678	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Davidson M. Pattiz (Executive Vice President and Chief Operating Officer)	Executive Vice President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

William J. Owen (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, California 91367	United Kingdom, United States

Eden M. Feder (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Michael F. Cunningham (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Paul R. Ramont (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jonathan W. Lindsay (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Nina L. Caroselli (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Richard J. Fabian (Executive Vice President, General Counsel and Director)	Executive Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

James K. Kelly (Executive Vice President)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Deborah A. Irving (Director, Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	Canada

Robert Sampson (Executive Vice President)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Matthew W. Kunish (Executive Vice President and Chief Actuary)	Executive Vice President, Chief Actuary, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Corporate Secretary and Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY RE HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Re Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President and Chief Risk Officer)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Peter H. Lovell (Senior Vice President, General Counsel and Corporate Secretary)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Andrew A. Barnard (Chairman of the Board)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman, President and Chief Executive Officer)	Chairman, President and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Chief Risk Officer and Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Alane R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Isabelle Dubots-Lafitte (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Executive Vice President)	Chief Executive Officer, London Market Division, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE England	United Kingdom

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Philippe Mallier (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

CLEARWATER SELECT INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Clearwater Select Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman, President and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President and Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE HOLDINGS UK LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Holdings UK Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jan Christiansen (Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Director)	Director and Head of Claims, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Henry James Louis Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE CORPORATE NAME LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Corporate Name Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Director)	Director and Head of Claims, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Henry James Louis Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Senior Vice President, General Counsel, Secretary and Director)	Senior Vice President, General Counsel, Secretary and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer and Director)	Senior Vice President, Chief Financial Officer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries 305 Madison Avenue Morristown, NJ 07962	United States

Anthony R. Slimowicz (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer and Director)	Senior Vice President, Chief Financial Officer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel, Secretary and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF
ADVENT CAPITAL (HOLDINGS) LTD.

The following table sets forth certain information with respect to the directors and executive officers of Advent Capital (Holdings) LTD.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jean Cloutier (Non Executive Chairman)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Nigel Fitzgerald (Chief Executive Officer)	Chief Executive Officer, Advent Capital (Holdings) LTD 2 Minster Court, Mincing Lane, London, EC3R 7BB	Australia

Trevor Ambridge (Chief Financial Officer)	Chief Financial Officer, Advent Capital (Holdings) LTD 2 Minster Court, Mincing Lane, London, EC3R 7BB	United Kingdom

Neil Ewing (Company Secretary)	Company Secretary, Advent Capital (Holdings) LTD 2 Minster Court, Mincing Lane, London, EC3R 7BB	United Kingdom

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF
ADVENT CAPITAL (NO. 3) LTD

The following table sets forth certain information with respect to the directors and executive officers of Advent Capital (No. 3) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Trevor Ambridge (Chief Financial Officer)	Chief Financial Officer, Advent Capital (Holdings) LTD 2 Minster Court, Mincing Lane, London, EC3R 7BB	United Kingdom

Ian M. Hewitt (Director)	Risk and Compliance Director, Advent Underwriting Limited 2 Minster Court, Mincing Lane, London, EC3R 7BB	United Kingdom

Neil Ewing (Company Secretary)	Company Secretary, Advent Capital (Holdings) LTD 2 Minster Court, Mincing Lane, London, EC3R 7BB	United Kingdom

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF
NORTHBRIDGE FINANCIAL CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Financial Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Wayne Connelly (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Canada)	Executive Vice President, Ontario and Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF
FEDERATED INSURANCE COMPANY OF CANADA

The following table sets forth certain information with respect to the directors and executive officers of Federated Insurance Company of Canada.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Wayne Connelly (President)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF
NORTHBRIDGE GENERAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge General Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Canada)	Executive Vice President, Ontario and Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF
NORTHBRIDGE PERSONAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Personal Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Canada)	Executive Vice President, Ontario and Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF
ZENITH INSURANCE COMPANY (CANADIAN ENTITY)

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company (Canadian entity).

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Canada)	Executive Vice President, Ontario and Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Richard Ward (Senior Independent Non-Executive Director)	Senior Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kindgom

Mark Cloutier (Group Executive Chairman and Director)	Group Executive Chairman, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Matthew Wilson (Group Chief Executive Officer and Director)	Group Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Chief Financial Officer and Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Andrew Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Jeremy Ehrlich (Director)	Senior Legal Counsel, Investment Legal, OMERS Administration Corporation One University Avenue, Suite 400, Toronto, Ontario M5J 2P1	Canada

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT INSURANCE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark Cloutier (Director)	Group Executive Chairman, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Nigel Meyer (Director)	Chief Operating Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Antony Usher (Director)	Group Financial Controller, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT SYNDICATES LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Syndicates Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Richard Ward (Chairman)	Chairman of the Board, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Ipe Jacob (Non-Executive Director)	Non-Executive Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Nigel Meyer (Chief Operating Officer and Director)	Chief Operating Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Tony Medniuk (Non-Executive Director)	Non-Executive Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark Allan (Chief Financial Officer and Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Matthew Wilson (Chief Executive Officer and Director)	Group Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Simon Lee (Non-Executive Director)	Non-Executive Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT INSURANCE (GIBRALTAR) PCC LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance (Gibraltar) PCC Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Karl Grieves (Gibraltar Head of Office, Finance Director and Director)	Gibraltar Head of Office and Finance Director, Brit Insurance (Gibraltar) PCC Limited Unit 2Aa, Leisure Island Business, 23 Ocean Village Promenade, Ocean Village, Gibraltar	United Kingdom

Nigel Feetham (Chairman and Independent Non-Executive Director)	Chairman and Independent Non-Executive Director, Brit Insurance (Gibraltar) PCC Limited Unit 2Aa, Leisure Island Business, 23 Ocean Village Promenade, Ocean Village, Gibraltar	United Kingdom

Nigel Meyer (Director)	Chief Operating Officer, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Joe Bonanno (Senior Vice President, Head of Office and Director)	Senior Vice President, Head of Office, Brit Insurance (Gibraltar) PCC Limited Suite 3C, Eurolife Building, 1 Corral Road Gibraltar	United States

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mike Christophers (Non-Executive Director)	Non-Executive Director, Brit Insurance (Gibraltar) PCC Limited Suite 3C, Eurolife Building, 1 Corral Road Gibraltar	United Kingdom

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (BARBADOS) INTERNATIONAL CORP.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (Barbados) International Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United Kingdom

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Simon P.G. Lee (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United Kingdom

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Niall Tully (Vice President and Chief Financial Officer)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Paul Mulvin (Vice President)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF
TIG INSURANCE (BARBADOS) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance (Barbados) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United Kingdom

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Nicholas Bentley (Director)	Chief Executive Officer, The Riverstone Group 250 Commercial St. Suite 500 Manchester NH 03101	United Kingdom

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Simon P.G. Lee (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United Kingdom

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Niall Tully (Vice President and Chief Financial Officer)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Paul Mulvin (Vice President)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Deborah Irving (Vice President)	Chief Financial Officer, The Riverstone Group 250 Commercial St. Suite 500 Manchester NH 03101	Canada

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF
WENTWORTH INSURANCE COMPANY LTD.

The following table sets forth certain information with respect to the directors and executive officers of Wentworth Insurance Company Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United Kingdom

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Sammy S.Y. Chan (Vice President)	Fairfax Asia Limited 41/F Hopewell Centre 183 Queen’s Road East Room 411, Wanchai Hong Kong	Canada

Niall Tully (Vice President and Chief Financial Officer)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Paul Mulvin (Vice President)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Exhibit Index

Exhibit No.	Description

Ex. 1:	Members of filing group

Ex. 2:

Joint filing agreement dated as of June 9, 2017 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., RiverStone Holdings Limited, RiverStone Insurance Limited, Fairfax (US) Inc., Zenith National Insurance Corp., Zenith Insurance Company (U.S. entity), TIG Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Clearwater Select Insurance Company, Newline Holdings UK Limited, Newline Corporate Name Limited, Crum & Forster Holdings Corp., United States Fire Insurance Company, Advent Capital (Holdings) LTD., Advent Capital (No. 3) Ltd, Northbridge Financial Corporation, Federated Insurance Company of Canada, Northbridge General Insurance Corporation, Northbridge Personal Insurance Corporation, Zenith Insurance Company (Canadian entity), Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited, Brit Insurance (Gibraltar) PCC Limited, Fairfax (Barbados) International Corp., TIG Insurance (Barbados) Limited and Wentworth Insurance Company Ltd.

Ex. 3:	Power of attorney

Ex. 4:

Purchase Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc., certain of its subsidiaries, and the purchaser signatories thereto (incorporated by reference to Exhibit 10.1 of the Form 8-K)

Ex. 5:	Form of Backstop Commitment Fee Election Letter (incorporated by reference to Exhibit 10.2 of the Form 8-K)

Ex. 6:

Purchase Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc., Hamblin Watsa Investment Counsel Ltd., as administrative agent under the Fairfax Second Lien Credit Agreement, Wilmington Trust, National Association, as administrative agent under the Exchange Second Lien Credit Agreement, and each of the other undersigned parties thereto (incorporated by reference to Exhibit 10.3 of the Form 8-K)

Ex. 7:

1.75 Lien Term Loan Credit Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc., as borrower, certain subsidiaries of borrower, as guarantors, the lender parties thereto, and Wilmington Trust, National Association, as administrative agent and collateral trustee (incorporated by reference to Exhibit 10.4 of the Form 8-K)

Ex. 8:

First Amendment to Term Loan Credit Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc., as borrower, certain subsidiaries of borrower, as guarantors, the lender party thereto, and Wilmington Trust, National Association, as administrative agent and collateral trustee (incorporated by reference to Exhibit 10.5 of the Form 8-K)

Ex. 9:	Form of Financing Warrant (incorporated by reference to Exhibit 10.6 of the Form 8-K)

Ex. 10:	Form of Commitment Fee Warrant (incorporated by reference to Exhibit 10.7 of the Form 8-K)

Ex. 11:	Form of Amendment Fee Warrant (incorporated by reference to Exhibit 10.8 of the Form 8-K)

Ex. 12:

Registration Rights Agreement, dated as of March 15, 2017, by and among EXCO Resources, Inc. and the investors specified on the signature pages thereto (incorporated by reference to Exhibit 10.12 of the Form 8-K)